Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement) is made and entered into to be effective as of the 1st day of August, 2007 (the “Commencement Date”) by and among Synergetics USA, Inc., a Delaware corporation (the “Company”), and Pamela G. Boone (the “Employee”).
     WHEREAS, the Company wants to employ the Employee as its Executive Vice President and Chief Financial Officer and the Employee wants to be employed by the Company as its Executive Vice President and Chief Financial Officer; and
     WHEREAS, the Company and the Employee have reached agreement concerning the terms and conditions of her employment and wish to formalize that agreement;
     NOW, THEREFORE, in consideration of the premises hereof and of the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
     1. Employment and Term of Employment. The Company agrees to employ the Employee as its Executive Vice President and Chief Financial Officer and the Employee agrees to serve the Company as its Executive Vice President and Chief Financial Officer on the terms and conditions set forth herein. The term of employment (“Employment Term”) will commence on the Commencement Date, and will continue thereafter until three years from the Commencement Date (the “Expiration Date”) unless sooner terminated by either party in accordance with the provisions of this Agreement.
     2. Extent of Duties. The Employee shall devote substantially all her working time to the business and affairs of the Company, and shall not engage in outside business activities that materially interfere with the performance of her duties hereunder. Other than when absent from work for vacation, Company holidays or sickness, the Employee will be available on Company premises as needed to participate in activities of the Company and to accomplish those tasks assigned to her to carry out her duties hereunder. Notwithstanding the foregoing, nothing in this Agreement shall restrict the Employee from: (i) managing her personal investments, personal business affairs and other personal matters; and (ii) serving on civic or charitable boards or committees, if such civic or charitable activities do not materially interfere with the performance of her duties hereunder or conflict with the Company’s interests. The Employee shall oversee the treasury and accounting functions of the Company and perform such other duties as determined by the President and Chief Executive Officer of the Company. The Employee will be provided with reasonable office space and support in connection with her duties. The Employee shall report on the status of her activities to and as required by the President and Chief Executive Officer of the Company and shall use her best efforts in the performance of her duties hereunder.
     3. Compensation.
               a. Base Salary. Subject to the terms and conditions of this Agreement, the Company shall pay to the Employee a base salary at the rate of Two Hundred Thirty-Two Thousand

Dollars ($232,000.00) per annum for the first twelve (12) months after the Commencement Date, and at all times thereafter at a rate per annum determined by the Compensation Committee of the Board of Directors and approved by the Board of Directors, but in no event in an annual amount less than Two Hundred Thirty-Two Thousand Dollars ($232,000.00) payable in accordance with the regular payroll policies of the Company. For purposes of this Agreement, “Base Salary” means the Employee’s annual compensation payable pursuant to this Section 3.a. as in effect as of the date specified in this Agreement.
               b. Benefits/Vacation. The Employee shall receive other current benefits including, healthcare, dental, life insurance, disability and under other plans, which the Company provides to its executive officers from time-to-time. Notwithstanding the foregoing or anything contained herein to the contrary, the Company reserves the right to adopt, amend or discontinue any employee benefit plan or policy to all its employees in accordance with then-applicable law. Employee shall have at least thirty (30) paid time off days per year, which shall be inclusive of all paid holidays and sick leave that the Company provides.
               c. Bonus. In addition to the Base Salary, the Employee may receive an annual bonus as determined in the sole discretion of the Compensation Committee of the Board of Directors.
               d. Expenses. During the term of her employment hereunder, the Employee shall be entitled to be reimbursed (in accordance with the policies and procedures established by the Board of Directors) for all reasonable expenses incurred by her in performing services hereunder; provided that the Employee properly accounts therefore in accordance with the Company’s policies.
               e. Participation in Benefit Plans. Except as otherwise provided herein, the Employee shall be entitled to participate in and receive benefits under the Company’s benefit plans on a basis consistent with the Company’s other executive officers.
     4. Termination.
               a. Termination for Cause. The Company shall have the right to terminate Employee’s employment for Cause (as defined herein) at any time during the term of this Agreement by giving written notice to the Employee thereof. In such event, the Company shall pay the Employee the Base Salary in effect and due and owing at the date she terminates employment and all benefits due her under this Agreement through the day of such termination. The Employer shall have no further obligations to the Employee under this Agreement except obligations required under law. The Employee shall have those continuing obligations under this Agreement as specified in Sections 6 and 7.
               b. Termination without Cause. The Company shall have the right to terminate Employee’s employment without Cause (as defined herein) at any time during the term of this Agreement by giving written notice to the Employee thereof. The termination shall become effective immediately upon notice. If the Company terminates the Employee’s employment without Cause, the Company shall (i) pay to the Employee her Base Salary, as in effect on the date she terminates employment (and any previously earned but unpaid bonus), for a fifteen (15) month period (the “Severance Period”); and (ii) provide to Employee health care benefits under the Company’s benefit plans for the Severance Period. The monthly amount (the “Monthly Amount”) to be paid during the Severance Period shall be one-twelfth of the sum of the Employee’s annual Base Salary in effect on the date her employment is terminated and the total amount of any earned but unpaid bonus as of such termination date. Except as otherwise provided in this Section 4.b., the Monthly Amount shall be paid in each month of the Severance Period in accordance with Company payroll policies then in effect. If payment of the Employee’s Base Salary under this Section 4.b. does not constitute a separation pay plan within the meaning of Proposed Treasury Regulation 1.409A-1(b)(9)(iii), or any successor regulation, and the Employee is, at the time of her termination of employment, a specified employee of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, no payments of Base Salary shall be made under this Section 4.b. until the first day of the seventh full consecutive month immediately following the month in which the Employee’s termination of employment occurs. As of the first day of such seventh month, the Employee shall be paid, in a single lump sum payment, an amount equal to the sum of seven Monthly Amounts, increased by interest, compounded daily, at the prime rate as published in The Wall Street Journal on each Monthly Amount from the date when such Monthly Amount would have been paid, except for the immediately preceding sentence, during the six month period immediately following the Employee’s termination of employment to the date of payment on the first day of the seventh month. Thereafter, the Employee shall be paid the Monthly Amount for each month during the balance of the term of the Severance Period. As a condition to receiving the payments provided for in this Section 4.b., the Employee shall execute a release, in the form of Exhibit A attached hereto, relating to her employment in favor of the Company, and the Company shall have no further obligations to the Employee under this Agreement except for the obligations under this Section 4.b. and obligations required under law. The Employee shall have those continuing obligations under the Agreement after her termination of employment as specified by Sections 6 and 7.
               c. Termination Upon Death. In the event of the Employee’s death during the term of this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Employer shall pay to the Employee’s legal representatives the Base Salary (and any previously earned bonus) due the Employee through the end of the month in which her death shall have occurred. Except as provided in this Section 4.c., the Company, upon termination by reason of Death of the Employee, shall have no further obligations to the Employee, her beneficiary or estate under this Agreement, except obligations required under law. In the event of the Employee’s death during the Severance Period, the Company shall continue to pay to the Employee the amounts to which Employee would be otherwise entitled pursuant to Section 4(b) hereof until the expiration of the Severance Period. The Employee may designate a beneficiary to be paid amounts under this Section 4.c., in the form of Exhibit B attached hereto, on account of her death. If there is no completed beneficiary designation, such amounts shall be paid to the Employee’s estate.
               d. Termination Due to Disability. The Employee shall receive disability insurance coverage at those levels which the Company provides to its executive officers from time-to-time. If the Employee’s employment is terminated at any time due to Disability, Employee will continue to receive her Base Salary, as in effect at the time of such termination of employment, during any waiting period required under the Company’s disability insurance policy then in effect and such payments will terminate upon the earlier of (i) expiration of any such waiting period or (ii) after her Base Salary has been paid for twelve consecutive months. Upon termination by reason of Employee’s Disability, the Employee, as a condition to receiving the payments provided for under this Section 4.d., shall execute a release, in the form of Exhibit A attached hereto, relating to her employment in favor of the Company and the Company shall have no further obligations to Employee under this Agreement except for obligations under this Section 4.d. and obligations required under law. The Employee shall have those continuing obligations under this Agreement after her termination of employment as specified by Sections 6 and 7.
               e. Termination by Employee with Good Reason. The Employee may terminate her employment for Good Reason (as defined herein) at any time during the term of this Agreement, by giving written notice to the Company thereof. If the Employee terminates her employment for Good Reason, the Company shall (i) pay to the Employee the Monthly Amount for each month in the Severance Period and (ii) provide to Employee health care benefits under the Company’s benefit plans for the Severance Period. Except as otherwise provided in this Section 4.c., the payment of the Monthly Amount shall be made in each month of the Severance Period in accordance with Company payroll policies then in effect. If the Employee is, at the time of her termination of employment, a specified employee of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended, no payments shall be made under this Section 4.e. until the first day of the seventh full consecutive month immediately following the month in which the Employee’s termination of employment occurs. As of the first day of such seventh month, the Employee shall be paid, in a single lump sum payment, an amount equal to the sum of seven Monthly Amounts, increased by interest, compounded daily, at the prime rate as published in The Wall Street Journal on each Monthly Amount from the date when such Monthly Amount would have been paid, except for the immediately preceding sentence, during the six month period immediately following the Employee’s termination of employment to the date of payment on the first day of the seventh month. Thereafter, the employee shall be paid the Monthly Amount for each month during the balance of the term of the Severance Period. As a condition to receiving the payments provided for in this Section 4.e., Employee shall execute a release, in the form of Exhibit A attached hereto, relating to her employment in favor of the Company and the Company shall have no further obligations to the Employee under this Agreement, except for the obligations under this Section 4.e. and obligations required under law. The Employee shall have those continuing obligations under this Agreement after her termination of Employment as specified in Sections 6 and 7.
               f. Termination by Employee without Good Reason. The Employee may terminate her employment at any time, by giving advance written notice to the Company. Any such termination shall become effective on the date specified in such notice, which shall not be earlier than ninety (90) days after the date of such notice (or such earlier date that the Employer may determine in its sole discretion), and the Employee shall continue to perform her duties pursuant to the terms of this Agreement for such period. If the Employee voluntarily terminates her employment, other than for Good Reason, the Company shall pay the Employee her Base Salary earned through the date on which her employment is terminated. The Employer shall then have no further obligations to the Employee under this Agreement except as otherwise provided in Company’s benefit plans and as required by law.

               g. Termination after a Change of Control: If the Employee’s employment with the Company is terminated for any reason, other than by the Company for Cause, within twelve months after a Change of Control (as defined below), the Company, notwithstanding anything in this Agreement to the contrary, shall pay to the Employee (i) an amount equal to her Base Salary, as is in effect at the time of such termination of employment, for the Severance Period and (ii) provide to the Employee health care benefits under the Company’s benefit plans for the Severance Period. The payment of the amount in Section 4.g(i), above, shall be made in equal monthly installments over the Severance Period in accordance with Company payroll policies then in effect.
               h. Definitions.
     (i) “Cause” shall mean: (A) Employee being reasonably charged with any felony, or embezzlement or misappropriation of money or other property of the Company; (B) any act of gross negligence in performing Employee’s duties assigned to her under Section 2 of this Agreement; (C) Employee’s willful refusal to execute her duties assigned to her under Section 2 of this Agreement (other than by reason of Disability); or (D) the Employee’s breach of the non-competition terms of this Agreement; provided however, that the occurrence of any events described in clause (B) and (C) shall not constitute Cause unless Employee has first received written notice containing a reasonably detailed description of such occurrence and a period of five (5) business days from receipt of such notice to cure such event and an opportunity for the Employee, together with her counsel or other representatives, to be heard before the Board of Directors. Upon Employee’s cure of such event during the cure period, Cause shall be deemed not to have occurred.
     (ii) “Disability” has the meaning as defined in Section 409A(a)(2)(c) of the Internal Revenue Code of 1986, as amended.
     (iii) “Good Reason” shall mean, without Employee’s express written consent (which consent may be denied, withheld or delayed for any reason): (A) a failure to pay, or a reduction by the Company of, Employee’s Base Salary; (B) the failure or refusal by the Company to provide Employee the benefits set forth in this Agreement; (C) the assignment to Employee of any duties materially inconsistent with Employee’s duties as described in Section 2 above, which assignment is not cured by the Company within five (5) business days after written notification thereof by Employee; (D) a requirement by the Company that Employee be based anywhere more than more than 35 miles from the Company’s current St. Louis area corporate offices; (E) a change in the Employee’s title of Executive Vice President and Chief Financial Officer; (F) the Company otherwise commits a material breach of this Agreement, which breach is not cured by the Company within a period of five (5) business days after receipt of written notice from Employee; or (G) a termination of Employee’s employment for a reason other than Cause, death or Disability.

     (iv) “Change of Control” means a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the ownership of a substantial portion of the Company within the meaning of Proposed Treasury Regulation 1.409A-3(g)(5) or any successor regulation.
     5. Binding Agreement. This Agreement and all obligations of the Company hereunder shall be binding upon the successors and assigns of the Company. This Agreement and all rights of the Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
     6. Non-Competition.
               a. If the Employee is terminated for Cause pursuant to Section 4.a or if the Employee voluntarily terminates her employment without Good Reason, until the later of (i) July 31, 2009 or (ii) two (2) years following the termination of employment, or if the Employee is terminated by the Employer for any reason other than Cause or if the Employee terminates her employment with Good Reason, for the remainder of the term of this Agreement, the Employee will not, directly or indirectly, within the territorial limits of the United States of America, without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of any business that is in competition with any business conducted by the Company; provided, however, that the foregoing will not prohibit beneficial ownership (as determined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of five percent (5%) or less of the voting stock or other securities of any publicly held corporation.
               b. For one (1) year following the Expiration Date or earlier termination of this Agreement, the Employee will not, directly or indirectly, recruit or hire or solicit any person who, during the twelve-month period preceding the date of recruitment or hiring or solicitation, was an employee of the Company.
               c. If the Employee is terminated for Cause pursuant to Section 4.a. or if the Employee voluntarily terminates her employment without Good Reason, until the later of (i) July 31, 2009 or (ii) two (2) years following the termination of employment, or if the Employee is terminated by the Employer for any reason other than Cause or if Employee terminates her employment with Good Reason, for the remainder of the term of this Agreement, the Employee will not, directly or indirectly, divert or take away or attempt to divert or take away any customers upon whom the Company called or whom the Company solicited or for whom the Company performed services or sold products at any time within the one (1) year period prior to termination of Employee’s employment (or for whom the Company had actively planned during such one (1) year period to perform or sell, provided such plans are documented or known to Employee) for products or services competitive with those offered by or available from the Company or any Affiliate at the time of the termination of Employee’s employment.

               d. In the event the Employee violates any provision of this Section 6, she shall not be entitled to any payments or benefits, pursuant to this Agreement.
     7. Unauthorized Disclosure.
               a. During the period of her employment hereunder and for a period of two years thereafter, the Employee shall not, without the prior written consent of the Board of Directors, which consent may be withheld in the Board of Directors’ sole discretion, use or disclose to any person (other than a person to whom disclosure is necessary or appropriate in connection with the performance by the Employee of her duties as an employee of the Company and other than the Employee’s attorneys and advisors, who have agreed to keep such disclosures confidential) any confidential information obtained by her while in the employ of the Company with respect to any of the Company’s products, improvements, designs or styles, methodologies, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals or policies.
               b. Employee recognizes that the Company possesses a proprietary interest in all of the information described in this Section 7 and that it has the exclusive right and privilege to use, protect by copyright, patent or trademark, manufacture or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Employee, except as otherwise agreed between the Company and Employee in writing. Employee expressly agrees that any products, inventions, discoveries or improvements made by Employee, her agents or affiliates, during the term of this Agreement, based on or arising out of the information described in Section 7 shall be the property of and inure to the exclusive benefit of the Company. Employee further agrees that any and all products, inventions, discoveries or improvements developed by Employee (whether or not able to be protected by copyright, patent or trademark) in the scope of her employment, or at any time during the term of this Agreement, or involving the use of the Company’s time, materials or other resources, shall be promptly disclosed to the Company and shall become the exclusive property of the Company.
               c. The foregoing provision of this Section 7 shall be binding upon the Employee’s heirs, successors, and legal representatives.
               d. In the event the Employee violates any provision of this Section 7, she shall not be entitled to any payments or benefits pursuant to this Agreement.
     8. Injunction. The Employee acknowledges and agrees that, in the event of a breach of Section 6 or Section 7 hereof by the Employee, the Company would be irreparably harmed and that monetary damages would be an inadequate remedy in favor of the Company. Accordingly, the Employee and the Company agree that in the event of such a breach, the Company shall be entitled to injunctive relief against the Employee, in addition to any other remedies or damages available to them.
     9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or when delivered to the recipient by a nationally recognized next business day overnight courier addressed as follows:

     If to the Employee:
Pamela G. Boone
1185 Lakewood Drive
Pacific, Missouri 63069
     If to Company:
Synergetics USA, Inc.
3845 Corporate Centre Drive
O’Fallon, MO 63368
Attn: Board of Directors
     With a copy to:
David W. Braswell
Armstrong Teasdale LLP
One Metropolitan Square, Suite 2600
St. Louis, MO 63102
or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city, and other taxes as shall be required to be withheld by the Company pursuant to any applicable law or government regulation or ruling.
     11. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable, or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent such provision is illegal, unenforceable, or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if such is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives. The foregoing notwithstanding, if the remainder of this Agreement shall not be affected by such declaration or finding and is capable of substantial performance, then each provision not so affected shall be enforced to the extent permitted by law.
     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of laws principles thereof. In the event that litigation arises out of this Agreement, the parties hereto consent to jurisdiction of the federal and state courts located in Missouri.
     13. Amendment; Modification; Waiver. This Agreement may be amended only by the written agreement of the parties hereto. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing signed by Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this

Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     14. Binding Effect. This Agreement is personal in nature and none of the parties hereto shall, without the consent of the other, assign, transfer, or delegate this Agreement or any rights or obligations hereunder except as expressly provided for herein; provided, however, that the Company shall be permitted to assign or transfer this Agreement without the consent of the Employee in connection with the merger, consolidation or reorganization of the Company; provided that such merged, consolidated or reorganized entity assumes all of the terms of this Agreement in writing. Without limiting the generality of the foregoing, the Employee’s right to receive payments hereunder shall not be assignable, transferable, or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have liability to pay any amount so attempted to be assigned, transferred, or delegated.
     15. Entire Contract. This Agreement constitutes the entire agreement and supersedes all other prior and contemporaneous agreements, employment contracts and understandings, both written and oral, express or implied, with respect to the subject matter of this Agreement.
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SIGNATURE PAGE FOLLOWS

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Synergetics USA, Inc.
By:	/s/ Gregg D. Scheller
Gregg D. Scheller

Title:	President and Chief Executive Officer

/s/ Pamela G. Boone
Pamela G. Boone

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